                                   FORM 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 or 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



               Date of report (Date of earliest event reported):
                                August 20, 2001



                        TippingPoint Technologies, Inc.
              (Exact name of registrant as specified in charter)


   Delaware                         001-15715                    74-2902814
   --------                         ---------                    ----------
(State or Other                  (Commission File               (IRS Employer
Jurisdiction of                      Number)                 Identification No.)
 Incorporation)



           7501B North Capital of Texas Highway, Austin, Texas 78731
           ---------------------------------------------------------
             (Address of principal executive offices)  (Zip code)



              Registrant's telephone number, including area code:
                                (512) 681-8000


                               Netpliance, Inc.
         (Former name or former address, if changed since last report)

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Item 5.  Other Events.

     On August 9, 2001, at a special meeting of stockholders of Netpliance, Inc. (the "Company"), the Company's stockholders approved a reverse stock split within a range from one-for-three to one-for-twenty, and gave the Company's Board of Directors the discretion to determine which reverse split ratio to effect. Later that day, the Board of Directors authorized a one-for-fifteen reverse stock split. The purpose of the reverse stock split is to attempt to regain the Company's compliance with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq National Market. Pursuant to the reverse stock split, every fifteen shares of the Company's common stock have been converted into one share of common stock. In instances where the reverse stock split would have resulted in a stockholder becoming the holder of a fractional interest in a share of common stock, the number of shares held by such stockholder has been rounded up to the next whole share. The reverse stock split took effect as of the opening of business on August 20, 2001, and will reduce the number of shares outstanding from approximately 60.7 million to approximately 4.1 million.

     In conjunction with the reverse stock split, the Company changed its corporate name and identity to TippingPoint Technologies, Inc. through a "short form" merger with a wholly-owned subsidiary of that name. The name change also took effect as of the opening of business on August 20, 2001. Also effective August 20, 2001, the Company caused the trading symbol for its common stock to be changed from "NPLI" to "TPTI".
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                                   SIGNATURES



   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


   Dated:  August 20, 2001                TIPPINGPOINT TECHNOLOGIES, INC.



                                      By:     /S/ FRANCIS S. WEBSTER III
                                              ----------------------------------
                                      Name:   Francis S. Webster III
                                              ----------------------------------
                                      Title:  President, Chief Operating Officer
                                              and Chief Financial Officer
                                              ----------------------------------